UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 5, 2013

(Date of Earliest Event Reported)

Guidance Software, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33197	95-4661210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1055 E. Colorado Boulevard, Pasadena, California	91106
(Address of Principal Executive Offices)	(Zip Code)

(626) 229-9191

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On October 30, 2013, Guidance Software, Inc. (“the Company” “we,” “us” and “our”) entered into a Modification Agreement (the “Modification Agreement”) with Bank of the West (the “Lender”), to modify certain terms and conditions of the Loan and Security Agreement (the “Loan Agreement”) entered into between the parties on July 12, 2012. The Modification Agreement, among other things, requires the Company to provide the Lender notice when a litigation, arbitration or administrative proceeding claim exceeds $500,000.00 or affects the collateral described in the Loan Agreement. Additionally, the Modification Agreement requires the Company to maintain unrestricted cash and marketable securities in an amount of not less than $15,000,000.00, as measured at each fiscal quarter end, for the period commencing July 1, 2013 through June 30, 2014, and $12,500,000.00 thereafter. Further, the Modification Agreement amends the requirement in the Loan Agreement that the Company shall not allow a year-to-date cumulative net loss of more than $5.0 million during any fiscal year such that the Company shall not allow a year-to-date cumulative net loss to exceed $11,800,000.00 for the quarter ended September 30, 2013, $13,200,000.00 for the quarter ending December 31, 2013 and $5,000,000.00 for the quarter ending March 31, 2014, and each quarter thereafter.

The foregoing description of the Modification Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Modification Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Exhibits.

(d) Exhibits

10.1	Modification Agreement, dated October 30, 2013, by and between Guidance Software, Inc. and Bank of the West

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guidance Software, Inc.

Date: November 5, 2013	By:	/s/ Victor Limongelli
	Name:	Victor Limongelli
	Title:	Chief Executive Officer, President and Director